                                                     ---------------------------
                                                             OMB APPROVAL
                       UNITED STATES                 ---------------------------
            SECURITIES AND EXCHANGE COMMISSION       OMB Number        3235-0145
                  Washington, D.C. 20549             Expires:   October 31, 1997
                                                     Estimated average burden
                                                     hours per response....14.90
                                                     ---------------------------

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                       (Amendment No. _________________)*

                              Dionex Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   254546104
                    --------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages
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-----------------------                                  ---------------------
  CUSIP NO. 254546104                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Granahan Investment Management, Inc. 04-2856200
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              738,200
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             738,200
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               -0-
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      738,200
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 6 pages
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  Item 1(a)     Name of Issuer  Dionex Corporation
                --------------



  Item 1(b)     Address of Issuer's Principal Executive Offices
                -----------------------------------------------

                1228 Titan Way
                Sunnyvale, VA  94086

  Item 2(a)     Name of Person Filing  Granahan Investment Management, Inc.
                ---------------------




  Item 2(b)     Address of Principal Business Office or, if none, Residence
                -----------------------------------------------------------

                275 Wyman Street, Suite 270
                Waltham, MA  02154

  Item 2(c)     State of Organization/Citizenship  Commonwealth of
                ---------------------------------
                Massachusetts

  Item 2(d)     Title of Class of Securities    Common Stock
                ----------------------------



  Item 2(e)     CUSIP Number    254546-10-4
                ------------



  Item 3.       If this statement is filed pursuant to Rules 13d-1(b),
                ------------------------------------------------------
                or 13d-2(b), check whether the person filing is a
                -------------------------------------------------

       (a)      [ ]    Broker or Dealer registered under Section 15 of the Act

       (b)      [ ]    Bank as defined in Section 3(a)(6) of the Act

       (c)      [ ]    Insurance Company as defined in Section 3(a)(19)
                       of the Act

       (d)      [ ]    Investment Company registered under Section 8 of the
                       Investment Company Act


                                Page 3 of 6 pages

       (e)      [X]    Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940

       (f)      [_]    Employee Benefit Plan, Pension Fund which is subject to
                       the provisions of the Employee Retirement Income Security
                       Act of 1974 or Endowment Fund; see (S)240.13d-
                       1(b)(1)(ii)(F)

       (g)      [ ]    Parent Holding Company, in accordance with (S)240.13d-
                       1(b)(1)(ii)(G)

       (h)      [ ]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.         Ownership
                ---------

       (a)      Amount Beneficially Owned:        738,200


       (b)      Percent of Class:        5.5%

       (c)      Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:    738,200

                (ii)    shared power to vote or to direct the vote:      -0-

                (iii)   sole power to dispose or to direct the
                        disposition of:                              738,200

                (iv)    shared power to dispose or to direct the
                        disposition                                      -0-

Item 5.         Ownership of Five Percent or Less of a Class
                --------------------------------------------

                N/A

Item 6.         Ownership of More than Five Percent on Behalf of
                ------------------------------------------------
                Another Person
                --------------

                N/A

Item 7.         Identification and Classification of the Subsidiary
                ---------------------------------------------------
                Which Acquired the Security Being Reported on By the Parent
                -----------------------------------------------------------
                Holding Company
                ---------------

                N/A


                               Page 4 of 6 pages

Item 8.         Identification and Classification of Members of the
                ---------------------------------------------------
                Group
                -----

                N/A


Item 9.         Notice of Dissolution of Group
                ------------------------------

                N/A

Item 10.        Certification
                -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 5 of 6 pages
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     Signature
     ---------

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 13, 1996                GRANAHAN INVESTMENT MANAGEMENT, INC.


                                        By: /s/ John J. Granahan, President
                                           ----------------------



                               Page 6 of 6 pages